Exhibit 99.1

New Jersey American Water Files Rate Request
Driven by Over $1.3 Billion in Investment
Request reinforces company’s commitment to providing safe, clean, reliable and affordable service

CAMDEN, N.J. (January 19, 2024) – New Jersey American Water filed a petition today with the New Jersey Board of Public Utilities (BPU) requesting new rates, driven by more than $1.3 billion in capital investments through December 2024, to continue providing safe and reliable service. The company continues to make needed investments to replace aging infrastructure, meet water quality and environmental regulations, provide resiliency of operations, increase fire protection, and meet customers’ other water and wastewater service needs.

“Our approach to long-term, efficient and consistent investments in our water and wastewater systems helps us continue to deliver high-quality, reliable service and fire protection for the more than 2.8 million people in 18 counties we serve. As the state’s largest water and wastewater utility, we believe it is essential that the service we provide is safe, complies with state and federal water quality regulations; reliable, so that it is resilient in the face of floods, droughts, and other weather-related impacts; and affordable,” said Mark McDonough, president of New Jersey American Water. “One of the steps we are taking to address affordability is proposing a universal affordability tariff to expand our customer assistance program.”

If the company’s proposed rates are approved as requested, the water bill for the average residential customer using 5,640 gallons per month would increase about $11.30 per month. The average monthly residential wastewater bill would increase about $6.16 per month. The new affordability tariff, if approved by the BPU, would provide a 20 to 80 percent monthly bill reduction for income-eligible customers.

New Jersey American Water’s investment in replacing or rehabilitating nearly 176 miles of aging water mains is included in this rate request. Additional critical infrastructure projects included in the rate request are improvements to the company’s seven surface water treatment plants serving nearly all customers statewide; investments in its treatment facilities to comply with regulations for PFAS; replacement of aging, critical, large-diameter transmission mains and several large-scale pipeline replacement projects throughout the state to improve system reliability; replacement of thousands of utility-owned lead and galvanized service lines statewide; additional advanced leak detection technology; replacement or upgrades to improve reliability and efficiency at dozens of wells, pumping stations and other critical facilities statewide; and sewer system upgrades to meet environmental regulations throughout the company’s service areas.

The company’s rate request undergoes extensive public scrutiny by the BPU, the New Jersey Division of Rate Counsel, and the Office of Administrative Law. This process includes numerous interrogatories, public hearings and evidentiary hearings and can take nine months or more. To increase transparency of the process, the company’s petition and its associated exhibits are being posted to the Company’s website, newjerseyamwater.com, under Customer Service & Billing, Your Water and Wastewater Rates.

New Jersey American Water is seeking a total annual revenue increase of approximately $161.7 million. The increased rates proposed in the petition are a request only. The BPU will make the final decision regarding the actual increase. Once a final decision has been made, customers will receive information on the new rates in the mail and on the company’s website.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders. For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X (formerly Twitter) and Instagram.

About New Jersey American Water
New Jersey American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 2.8 million people. For more information, visit www.newjerseyamwater.com and follow New Jersey American Water on Facebook, X (formerly Twitter), Instagram, and LinkedIn.

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Media Contact:
Denise Venuti Free
Senior Director of Communications & External Affairs
New Jersey American Water
Denise.Free@amwater.com